EXHIBIT 23.03


                         Consent of Independent Auditors


We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 (the "Registration Statement") of The Travelers Inc. (formerly Primerica Corporation) for the registration of 5.50% Convertible Preferred Stock, Series B, ($1.00 par value), Warrants to purchase Common Stock ($.01 par value) and the Common Stock underlying such Series B Preferred Stock and Warrants, and to the incorporation by reference therein of our report dated April 26, 1993, with respect to the combined statement of assets acquired and liabilities assumed of the Shearson Lehman Brothers and SLB Asset Management Divisions ("SLBD") of Lehman Brothers Holdings Inc. (formerly Shearson Lehman Brothers Holdings Inc.) as of December 31, 1992 and 1991, the related combined statement of operations of SLBD for the years then ended and the combined statement of cash provided by net income, as adjusted for non cash expenses and changes in assets acquired and liabilities assumed, exclusive of investing and financing activities for the year ended
December 31, 1992 included in Primerica Corporation's Current Report on
Form 8-K dated April 28, 1993, filed with the Securities and Exchange
Commission.


                                                                   ERNST & YOUNG



New York, New York
February 10, 1994